Exhibit 99.2

March 15, 2022

Transcript from Status Update on Astra’s Spaceflight Astra-1 Mission

https://www.youtube.com/watch?v=8Zkzqx21h5s

(NASASpaceflight standard opener)

Thomas Burghardt: Hello everyone and welcome back to our live Astra launch coverage I’m here with Astra CEO Chris Kemp who has got an update on today’s mission. Chris.

Chris Kemp: Yea thanks Thomas. It’s been an exciting morning. We have just started to hear back from our customers’ payloads and we have great news to report. The payloads have started to communicate with ground stations, our customers are calling us and indicating that satellites are alive. They’re talking. Which means they’ve been successfully deployed.

Chris Kemp: The flight was nominal. We were able to precisely deliver to the targeted orbit and inclination at orbital velocity. And I just want to stop here. It’s been a long journey. We’ve got an incredible team behind me right here.

(cheers and applause from team)

Chris Kemp: These guys have worked hard for this. This has not been easy. We had a flight just over a month ago and the team worked really hard, every day, every weekend. Many nights. To quickly identify the issues we have on the flight. Get another rocket back up to Kodiak and fly it. And it was absolutely the right thing to do. I’m so proud of the team.

Chris Kemp: I’m so grateful for our shareholders who have been patient with us. The customers who stuck with us and flew these satellites just a few weeks later on this rocket, and we couldn’t be more excited to continue to deliver for our customers. And we’re just in awe of all the hard work that’s gone into to getting us to the point.

Thomas Burghardt: A huge thank you on behalf of NASASpaceflight for letting us partner to bring you the live coverage of these events. It’s awesome to be able to share this with the world. And a huge congratulations to you, and your entire team on today’s milestone and looking forward to the future launches.

Chris Kemp: Thank you for being with us for the adventure. And we’re excited to see you back here, very soon, our serial number 10 flight.

Thomas Burghardt: Looking forward to it. Thank you all so much for watching again. From NSF and Astra!

Chris Kemp: Thank you all! (cheers from crowd again)

Thomas Burghardt: See you all next time!

(NASASpaceflight standard opener)